Exhibit 23.1

June 24, 2009

Nationwide Health Properties, Inc.

610 Newport Center Drive, Suite 1150

Newport Beach, CA 92660

RE:	Nationwide Health Properties, Inc. (the “Company”)
Registration Statement on Form S-3
File No.333-142643

Ladies and Gentlemen:

We hereby consent to the incorporation by reference in the above-referenced Registration Statement of our opinion (given under our former name, Venable, Baetjer and Howard, LLP), previously filed as exhibit 5.2 to the Company’s Registration Statement on Form S-3 No. 333-106730. The opinion, originally addressed to O’Melveny & Myers LLP, may be relied upon by the Company as if addressed to it directly.

In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Venable LLP